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                             GOLDEN OAK GROWTH PORTFOLIO
                     GOLDEN OAK MICHIGAN TAX FREE BOND PORTFOLIO
               GOLDEN OAK PRIME OBLIGATION MONEY MARKET FUND PORTFOLIO
                     GOLDEN OAK INTERMEDIATE-TERM INCOME PORTFOLIO
                              GOLDEN OAK VALUE PORTFOLIO

                             SCHEDULE DATED MAY 19, 1997
                           TO THE ADMINISTRATION AGREEMENT
                               DATED JANUARY 28, 1993
                         AS AMENDED AND RESTATED MAY 17, 1994
                                       BETWEEN
                                    THE ARBOR FUND
                                         AND
                                  SEI FUND RESOURCES

Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the Golden Oak Growth Portfolio, Golden Oak Michigan Tax Free Bond Portfolio, Golden Oak Prime Obligation Money Market Fund Portfolio, Golden Oak Intermediate-Term Income Portfolio and Golden Oak Value Portfolio (formerly the Golden Oak Growth and Income Portfolio (the "Portfolios") at an annual rate of .20% of the average daily net assets of each Portfolio, which is calculated daily and paid monthly. There is a minimum annual administration fee of $100,000 for each of the Golden Oak Michigan Tax Free Bond Portfolio and the Golden Value Portfolio and any other new Golden Oak porfolios which the Trust may register.

Term: Pursuant to Article 9, the term of this Agreement shall commence on May 19, 1997 and shall remain in effect for 5 years ("Initial Term"). This Agreement shall continue in effect for successive periods of 3 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

Agreed to and accepted by:

SEI Fund Resources                                          The Arbor Fund


/s/ Marc Cahn                                /s/ Barbara Nugent
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Name                                         Name

VP & Asst. Secretary                         VP & Asst. Secretary
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Title                                        Title